UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: August 25, 2005
(Date of earliest event reported)

Inland Monthly Income Fund II, L.P.
(Exact name of registrant as specified in the charter)

Delaware	0-17593	36-3587209
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

2901 Butterfield Road
Oak Brook, Illinois 60523
(Address of Principal Executive Offices)

(630) 218-8000
(Registrant's telephone number including area code)

Not Applicable
Former name or former address, if changed since last report)

Item 2.01  Completion of Acquisition or Disposition of Assets

On August 25, 2005, the Partnership sold one of its assets, the Colonial Manor Living Center, located in LaGrange, Illinois. The property was sold to MML Properties, LLC, an unaffiliated third party, for $4,500,000, on an all cash basis. The property had a basis of approximately $4,379,000, resulting in a loss of approximately $5,000, net of closing costs. Net sales proceeds of $300,000 are being held in an escrow pending the resolution of liabilities relating to an audit of the operations of the nursing home located on the property and relating to a nursing home bed tax issue. Net sales proceeds will be distributed to the Limited Partners upon resolution of these issues, which we anticipate will be before the end of the year.

Item 9.01  Financial Statements and Exhibits
  Financial Statements. Not Applicable
  Pro Forma Financial Information - Narrative

As a result of the sale of this property, prospectively there will be no property operations included in the financial statements of the Partnership relating to this property. The following sets forth the amounts of selected accounts in the financial statements of the Partnership relating solely to this property.
	For the six months ended June 30, 2005	For the year ended December 31, 2004
Rental Income	$256,420	$462,843
Operating Expenses	114,939	10,679
Depreciation	82,858	165,716
Net income	58,623	288,448

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Inland's Monthly Income Fund, L.P.
(Registrant)

By:	/s/ Kelly Tucek

Kelly Tucek
Vice President of General Partner and principal financial officer of Inland's Monthly Income Fund, L.P.

Date:	August 29, 2005